MORTGAGE ASSISTANCE CENTER CORPORATION

                                 CODE OF ETHICS



  The Company has adopted the following Code of Ethics to ensure the continuing integrity of financial reporting and transactions and general business conduct. This Code of Ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company's directors, officers and employees, and all individuals are required to conduct their personal and professional affairs in a manner that is consistent with the ethical and professional standards set forth below.



  All directors, officers and employees must:

1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2. Take all reasonable measures to protect the confidentiality of non-public information about the Company or any affiliate, employee or customer obtained or developed in connection with their activities, and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

3. Produce full, fair, accurate, timely and understandable information and, where applicable, compliance with applicable accounting standards, in reports and documents that the Company or any affiliate files with, or submits to, the United States Securities and Exchange Commission or any applicable regulatory body and in other public communications made by the Company or any of its affiliates;

4. Act in good faith, responsibly, with due care, competence, prudence and diligence, without misrepresenting material facts or allowing one's independent judgment or decisions to be subordinated;

5. Comply with governmental laws, rules and regulations, as well as rules and regulations of self-regulatory organizations applicable to the Company and its affiliates; and

6. Promptly bring to the attention of senior management any information he or she may have concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company's internal controls; (ii) any fraud, whether or not material, or any actual or apparent conflict of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls, or
             (iii) any other matters which could have a material adverse effect on the Company's ability to record, process, summarize and report financial data.

  All individuals shall facilitate the work of the Company's independent public auditors and shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors.



 Every employee is accountable for his or her adherence to this Code of Ethics and the Company's policies as outlined in its Employee Manual. Any violation of this Code of Ethics may result in disciplinary action, up to and including, immediate dismissal.



  Any employee who believes, in the exercise of reasonable judgment, after a review of the facts, that a violation of this Code of Ethics has occurred, shall promptly report such violation to the General Counsel and to the Chief Executive Officer.

  Mortgage Assistance policy prohibits retaliation against any employee who reports a violation of this Code of Ethics in good faith. As provided by law, the Company is not permitted to fire, demote, suspend, harass, or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U. S. Congress or a Congressional committee, or by the Company, relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud or a violation of any wage or discrimination laws. No Mortgage Assistance director, officer, employee or representative is permitted to take any such retaliatory action.



  If you have any questions regarding this Code of Ethics, please contact the Company's General Counsel, Michael Caolo, at 972-717-5212.





  I have read and understand the Code of Ethics for Mortgage Assistance Center Corporation.





-----------------------------                                    ---------------

Signature                                                        Date